January 2013 Preliminary Terms No. 550 Registration Statement No. 333-178081 Dated January 24, 2013 Filed pursuant to Rule 433
INTEREST RATE STRUCTURED PRODUCTS

Senior Fixed to Floating Rate Notes due 2033
Leveraged CMS Curve and 10CMS Linked Notes

As further described below, interest will accrue on the notes (i) in Year 1: at a rate of 8.00% per annum and (ii) in Years 2 to maturity: for each day that the 10-Year Constant Maturity Swap Rate (“10CMS”) is greater than or equal to 1.70% (the “10CMS strike”), at a variable rate per annum equal to 5 times the difference, if any, between the 30-Year Constant Maturity Swap Rate (“30CMS”) and the 5-Year Constant Maturity Swap Rate (“5CMS”) as determined on the CMS reference determination date at the start of the related quarterly interest payment period; subject to the maximum interest rate of 8.00% per annum for each floating interest payment period and the minimum interest rate of 0.00% per annum.  The notes provide an above-market interest rate in Year 1; however, for each interest payment period in Years 2 to maturity, the notes will not pay any interest with respect to the interest payment period if the CMS reference index level is equal to or less than 0.00% on the related quarterly CMS reference determination date.  In addition, if on any calendar day 10CMS is less than the 10CMS strike, interest will accrue at a rate of 0.00% per annum for that day.  Accordingly, investors in the notes are exposed to the performance of three separate but related market measures of interest rates, long-term, medium-term and short-term.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	At variable prices
Stated principal amount:	$1,000 per note
Pricing date:	January , 2013
Original issue date:	February 15, 2013 ( business days after the pricing date)
Maturity date:	February 15, 2033
Interest accrual date:	February 15, 2013
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any.
Interest:
From and including the original issue date to but excluding February 15, 2014:  8.00% per annum
From and including February 15, 2014 to but excluding the maturity date (the “floating interest rate period”):
For each interest payment period, a variable rate per annum equal to the product of:
(a)    leverage factor times the CMS reference index; subject to the minimum interest rate and the maximum interest rate; and
(b)    N/ACT; where,
“N” = the total number of calendar days in the applicable interest payment period on which 10CMS is greater than or equal to the 10CMS strike (each such day, an “accrual day”); and
“ACT” = the total number of calendar days in the applicable interest payment period.
The CMS reference index level applicable to an interest payment period will be determined on the related CMS reference determination date.
Beginning February 15, 2014, it is possible that you could receive little or no interest on the notes.  If, on the related CMS reference determination date, the CMS reference index level is equal to or less than the CMS reference index strike, interest will accrue at a rate of 0.00% for that interest payment period.  In addition, if on any day, 10CMS is determined to be less than the 10CMS strike, interest will accrue at a rate of 0.00% per annum for that day.

Leverage factor:	5
Interest payment period:	Quarterly
Interest payment period end dates:	Unadjusted
Interest payment dates:
Each February 15, May 15, August 15, and November 15, beginning May 15, 2013; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest reset dates:	Each February 15, May 15, August 15 and November 15, beginning February 15, 2014
CMS reference determination dates:	Two (2) U.S. government securities business days prior to the related interest reset date at the start of the applicable interest payment period.
Maximum interest rate:	8.00% per annum in any quarterly interest payment period during the floating interest rate period
Minimum interest rate:	0.00% per annum
CMS reference index:	30-Year Constant Maturity Swap Rate minus 5-Year Constant Maturity Swap Rate, expressed as a percentage. Please see “Additional Provisions—CMS Reference Index and 10CMS” below.
CMS reference index strike:	0.00%
10 CMS:	10-Year Constant Maturity Swap Rate. Please see “Additional Provisions—CMS Reference Index and 10CMS” below.
10CMS strike:	1.70%
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services LLC	Trustee: The Bank of New York Mellon
Terms continued on the following page
Commissions and issue price:	Price to public(1)(2)	Agent’s commissions(1)	Proceeds to issuer
Per note	At variable prices	$	$
Total	At variable prices	$	$
(1)
The notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $975 per note and will not be more than $1,000 per note. See “Risk Factors—The Price You Pay For The Notes May Be Higher Than The Prices Paid By Other Investors.”

(2)
Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent) and their financial advisors, of up to $        per note depending on market conditions.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 21, 2011                  Prospectus dated November 21, 2011

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Senior Fixed to Floating Rate Notes due 2033
Leveraged CMS Curve and 10CMS Linked Notes

Terms continued from previous page:
Redemption:	None
Day-count convention:	Actual/Actual
Specified currency:	U.S. dollars
CUSIP / ISIN:	61760QCH5 / US61760QCH56
Book-entry or certificated note:	Book-entry
Business day:	New York

Senior Fixed to Floating Rate Notes due 2033
Leveraged CMS Curve and 10CMS Linked Notes

The Notes

The notes offered are debt securities of Morgan Stanley.  In year 1, the notes pay interest at a rate of 8.00% per annum.  Beginning February 15, 2014, interest will accrue on the notes for each day that 10CMS is greater than or equal to 1.70%, at a variable rate per annum equal to 5 times the CMS reference index for the related quarterly interest payment period; subject to the maximum interest rate of 8.00% per annum per interest payment period and the minimum interest rate of 0.00% per annum.   The floating interest rate is based on the CMS reference index and 10CMS.  If 30CMS is less than or equal to 5CMS on the applicable CMS reference determination date, the floating interest rate will be 0.00% and no interest will accrue on the notes for such interest period.  In addition, if on any calendar day during the interest payment period 10CMS is less than the 10CMS strike of 1.70%, interest will accrue at a rate of 0.00% per annum for that day.  We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.  All payments on the notes are subject to the credit risk of Morgan Stanley.

The stated principal amount of each note is $1,000, and the issue price is variable.  The issue price of the notes includes the agent’s commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  This cost of hedging could be significant due to the term of the notes and the tailored exposure provided by the notes.  The secondary market price, if any, at which MS & Co. is willing to purchase the notes, is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—Market Risk—The Inclusion Of Commissions And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.”

Additional Provisions

CMS Reference Index and 10CMS

What are the 30-Year, 10-Year and 5-Year Constant Maturity Swap Rates?

The 30-Year Constant Maturity Swap Rate (which we refer to as “30CMS”) is, on any day, the fixed rate of interest payable on an interest rate swap with a 30-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day; provided that for the determination of 30CMS on any calendar day, the “CMS reference determination date” shall be that calendar day unless that calendar day is not a U.S. government securities business day, in which case the 30CMS level shall be the 30CMS level on the immediately preceding U.S. government securities business day.  This rate is one of the market-accepted indicators of longer-term interest rates.

The 10-Year Constant Maturity Swap Rate (which we refer to as “10CMS”) is, on any day, the fixed rate of interest payable on an interest rate swap with a 10-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day; provided that for the determination of 10CMS on any calendar day, the “interest determination date” shall be that calendar day unless that calendar day is not a U.S. government securities business day, in which case the 10CMS level shall be the 10CMS level on the immediately preceding U.S. government securities business day.  This rate is one of the market-accepted indicators of medium to longer-term interest rates.

The 5-Year Constant Maturity Swap Rate (which we refer to as “5CMS”) is, on any day, the fixed rate of interest payable on an interest rate swap with a 5-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day; provided that for the determination of 5CMS on any calendar day, the “CMS reference determination date” shall be that calendar day unless that calendar day is not a U.S. government securities business day, in which case the 5CMS level shall be the 5CMS level on the immediately preceding U.S. government securities business day.  This rate is one of the market-accepted indicators of shorter-term interest rates.

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month LIBOR for that same maturity.

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Senior Fixed to Floating Rate Notes due 2033
Leveraged CMS Curve and 10CMS Linked Notes

U.S. Government Securities Business Day

U.S. government securities business day means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

January 2013	Page 4

Senior Fixed to Floating Rate Notes due 2033
Leveraged CMS Curve and 10CMS Linked Notes

CMS Rate Fallback Provisions

If 30CMS, 10CMS or 5CMS is not displayed by 11:00 a.m. New York City time on the Reuters Screen ISDAFIX1 Page on any day on which the level of the CMS reference index or 10CMS, as applicable, must be determined, such affected rate for such day will be determined on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such day, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the applicable 30 year, 10 year or 5 year maturity commencing on such day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months.  The calculation agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate.  If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).  If fewer than three quotations are provided as requested, the rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

January 2013	Page 5

Senior Fixed to Floating Rate Notes due 2033
Leveraged CMS Curve and 10CMS Linked Notes

Hypothetical Examples

The table below presents examples of hypothetical interest that would accrue on the notes during any quarter in the floating interest rate period. The examples below are for purposes of illustration only.  The examples of the hypothetical floating interest rate that would accrue on the notes are based both on the level of the CMS reference index level on the applicable CMS reference determination date and on the total number of calendar days in a quarterly interest payment period on which 10CMS is greater than or equal to 1.70%.

The actual interest payments during the floating interest rate period will depend on the actual level of the CMS reference index on each CMS reference determination date and the actual level of 10CMS on each day during the floating interest payment period.  The applicable interest rate for each quarterly interest payment period will be determined on a per-annum basis but will apply only to that interest payment period.  The table assumes that the interest payment period contains 90 calendar days. The examples below are for purposes of illustration only and would provide different results if different assumptions were made.

CMS Reference Index	5 times CMS Reference Index	Hypothetical Interest Rate
		Number of accrual days on which 10CMS is greater than or equal to 1.70%
		0	10	20	30	50	75	90
-2.600%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-2.400%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-2.200%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-2.000%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.800%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.600%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.400%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.200%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.000%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.800%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.600%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.400%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.200%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
0.000%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
0.200%	1.00%	0.00%	0.1111%	0.2222%	0.3333%	0.5556%	0.8333%	1.0000%
0.400%	2.00%	0.00%	0.2222%	0.4444%	0.6667%	1.1111%	1.6667%	2.0000%
0.600%	3.00%	0.00%	0.3333%	0.6667%	1.0000%	1.6667%	2.5000%	3.0000%
0.800%	4.00%	0.00%	0.4444%	0.8889%	1.3333%	2.2222%	3.3333%	4.0000%
1.000%	5.00%	0.00%	0.5556%	1.1111%	1.6667%	2.7778%	4.1667%	5.0000%
1.200%	6.00%	0.00%	0.6667%	1.3333%	2.0000%	3.3333%	5.0000%	6.0000%
1.400%	7.00%	0.00%	0.7778%	1.5556%	2.3333%	3.8889%	5.8333%	7.0000%
1.600%	8.00%	0.00%	0.8889%	1.7778%	2.6667%	4.4444%	6.6667%	8.0000%
1.800%	8.00%	0.00%	0.8889%	1.7778%	2.6667%	4.4444%	6.6667%	8.0000%
2.000%	8.00%	0.00%	0.8889%	1.7778%	2.6667%	4.4444%	6.6667%	8.0000%
2.200%	8.00%	0.00%	0.8889%	1.7778%	2.6667%	4.4444%	6.6667%	8.0000%
2.400%	8.00%	0.00%	0.8889%	1.7778%	2.6667%	4.4444%	6.6667%	8.0000%
2.600%	8.00%	0.00%	0.8889%	1.7778%	2.6667%	4.4444%	6.6667%	8.0000%
2.800%	8.00%	0.00%	0.8889%	1.7778%	2.6667%	4.4444%	6.6667%	8.0000%
3.000%	8.00%	0.00%	0.8889%	1.7778%	2.6667%	4.4444%	6.6667%	8.0000%
3.200%	8.00%	0.00%	0.8889%	1.7778%	2.6667%	4.4444%	6.6667%	8.0000%

If 30CMS is less than or equal to 5CMS on the applicable CMS reference determination date, the floating interest rate will be the minimum interest rate of 0.00% and no interest will accrue on the notes for such interest period regardless of the total number of calendar days in the interest payment period on which 10CMS is greater than or equal to 1.70%.

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Leveraged CMS Curve and 10CMS Linked Notes

Historical Information

The CMS Reference Index

The following graph sets forth the historical difference between the 30-Year Constant Maturity Swap Rate and the 5-Year Constant Maturity Swap Rate for the period from May 5, 1994 to January 23, 2013 (the “historical period”).  The historical difference between the 30-Year Constant Maturity Swap Rate and the 5-Year Constant Maturity Swap Rate should not be taken as an indication of the future performance of the CMS reference index.  The graph below does not reflect the return the notes would have had during the periods presented because it does not take into account the level of 10CMS or the leverage factor.  We cannot give you any assurance that the level of the CMS reference index will be positive on any CMS reference determination date.  We obtained the information in the graph below, without independent verification, from Bloomberg Financial Markets (“USSW30” for 30CMS and “USSW5” for 5CMS), which closely parallels but is not necessarily exactly the same as the Reuters Page price sources used to determine the level of the CMS reference index.

*The bold line in the graph indicates the CMS reference index strike of 0.00%.

Historical period
Total number of days in historical period	6,839
Number of days CMS reference index was greater than 0.00%	6,793
Number of days CMS reference index was less than or equal to 0.00%	46

The historical performance shown above is not indicative of future performance.  The CMS reference index level may be negative on one or more specific CMS reference determination dates during the floating interest rate period even if the level of the CMS reference index is generally positive and, moreover, the level of the CMS reference index has in the past been, and may in the future be, negative.

If the level of the CMS reference index is negative on any CMS reference determination date during the floating interest rate period, you will not receive any interest for the related interest payment period.

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Leveraged CMS Curve and 10CMS Linked Notes

10 CMS

The following graph sets forth the historical levels of 10CMS for the period from May 5, 1994 to January 23, 2013.  The historical levels of 10CMS should not be taken as an indication of its future performance.  Although the level of 10CMS has been greater than 1.70% during the historical period, it has decreased significantly during recent years and has been as low as 1.53% within the last 12 months. We cannot give you any assurance it will not further decrease to below 1.70% in the future.  We obtained the information in the graph below, without independent verification, from Bloomberg Financial Markets (“USSW10”), which closely parallels but is not necessarily exactly the same as the Reuters Page price sources used to determine the 10CMS level.

*The bold line in the graph above represents the CMS strike of 1.70%.

Historical period
Total number of days in historical period	6,839
Number of days 10CMS was greater than 1.70%	6,775
Number of days 10CMS was less than or equal to 1.70%	64

The historical performance shown above is not indicative of future performance. 10CMS may in the future be less than 1.70% for extended periods of time.  During the floating interest rate period, if the CMS reference index level is equal to or less than the CMS reference index strike, interest will accrue at a rate of 0.00% for that interest payment period.  Moreover, even if the level of the CMS reference index is positive on any such CMS reference determination date, if the 10CMS is less than the 10CMS strike of 1.70% on any day during the interest payment period, you will not receive any interest with respect to such day, and if 10CMS remains below the 10CMS strike for each day in the applicable interest payment period, you will receive no interest for that interest payment period.

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Senior Fixed to Floating Rate Notes due 2033
Leveraged CMS Curve and 10CMS Linked Notes

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes.  An investment in the Leveraged CMS Curve and 10CMS Linked Notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in 30CMS, 10CMS and 5CMS, and other events that are difficult to predict and beyond the issuer’s control.  This section describes the most significant risks relating to the notes.  For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.  Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of their particular circumstances.

Yield Risk

▪
If There Are No Accrual Days In Any Interest Payment Period During The Floating Interest Rate Period, We Will Not Pay Any Interest On The Notes For That Interest Payment Period And The Market Value Of The Notes May Decrease Significantly.  It is possible that the level of the CMS reference index will be less than the CMS reference index strike or that 10CMS will be less than the 10CMS strike for so many days during any quarterly interest payment period during the floating interest rate period, that the interest payment for that quarterly interest payment period will be less than the amount that would be paid on an ordinary debt security and may be zero.  In addition, to the extent that the level of the CMS reference index is less than the CMS reference index strike on the applicable CMS reference determination date or that 10CMS is less than the 10CMS strike on any number of days during the interest rate period, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you wish to sell your notes at such time.  Moreover, even if the long-term interest rate is far above the short-term interest rate on any such CMS reference determination date, if the medium-term interest rate is less than the 10CMS strike of 1.70% on any day during the interest payment period, you will not receive any interest with respect to such day, and if the medium-term interest rate remains below the 10CMS strike for each day in the applicable interest payment period, you will receive no interest for that interest payment period.

▪
The Amount Of Interest Payable On The Notes In Any Quarter Is Capped.  The interest rate on the notes for each quarterly interest payment period during the floating interest rate period is capped for that quarter at the maximum interest rate of 8.00% per annum, and, due to the leverage factor, you will not get the benefit of any increase in the CMS reference index level above a level of 1.6% on any CMS reference determination date.  Therefore, the maximum quarterly interest payment you can receive during the floating interest rate period will be $20 for each $1,000 stated principal amount of notes.  Accordingly, you could receive less than 8.00% per annum interest for any given full year even when the CMS reference index level is much greater than 1.6% on the CMS reference determination date for one quarterly interest payment period during that year if the CMS reference index level on the CMS reference determination date with respect to any other quarter is below 1.6%.  You could also receive less than 8.00% per annum interest if 10CMS is not at or above the 10CMS strike on any day during the interest payment period so that you do not accrue interest with respect to such day, as you will not receive the full benefit of the increase in the CMS reference index level in the outperforming quarter due to the interest rate cap.

▪
The Historical Performance Of 30CMS, 10CMS And 5CMS Are Not An Indication Of Their Future Performance.  The historical performance of 30CMS, 10CMS and 5CMS should not be taken as an indication of their future performance during the term of the notes.  Changes in the levels of 30CMS, 10CMS and 5CMS will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.  There can be no assurance that the CMS reference index level will be positive and that 10CMS will be equal to or greater than the 10CMS strike on any CMS reference determination date during the floating interest rate period.  Furthermore, the historical performance of the CMS reference index and 10CMS do not reflect the return the notes would have had because they do not take into account each other’s performance, the leverage factor or the maximum interest rate.

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Issuer Risk

▪
Investors Are Subject To Our Credit Risk, And Any Actual Or Anticipated Changes To Our Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Notes.  Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates and at maturity and therefore investors are subject to our credit risk.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

Market Risk

▪
The Price At Which The Notes May Be Resold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.  Some of these factors include, but are not limited to: (i) changes in the level of 30CMS, 10CMS and 5CMS, (ii) volatility of 30CMS, 10CMS and 5CMS, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity.  Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence.  This can lead to significant adverse changes in the market price of securities like the notes. Primarily, if the level of the CMS reference index is less than the CMS reference index strike or 10CMS is less than the 10CMS strike, during the floating interest rate period, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you sell your notes at such time.

▪
The Inclusion Of Commissions And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the costs of hedging our obligations under the notes that will be included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Due to the term of the notes and the tailored exposure provided by the notes, the cost of entering into and unwinding the hedging transactions is expected to be significant.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Variable Pricing Risk

▪
The Price You Pay For The Notes May Be Higher Than The Prices Paid By Other Investors.  The agent proposes to offer the notes from time to time for sale to investors in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise.  Accordingly, there is a risk that the price you pay for the notes will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the notes (e.g., directly from the agent or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your notes in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors.

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Senior Fixed to Floating Rate Notes due 2033
Leveraged CMS Curve and 10CMS Linked Notes

Liquidity Risk

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The Notes Will Not Be Listed On Any Securities Exchange And Secondary Trading May Be Limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Conflicts of Interest

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The Issuer, Its Subsidiaries Or Affiliates May Publish Research That Could Affect The Market Value Of The Notes.  They Also Expect To Hedge The Issuer’s Obligations Under The Notes.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or each of the components making up the CMS reference index specifically, or with respect to 10CMS. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

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The Calculation Agent, Which Is A Subsidiary Of The Issuer, Will Make Determinations With Respect To The Notes. Any of these determinations made by the calculation agent may adversely affect the payout to investors.  Determinations made by the calculation agent, including with respect to the CMS reference index or 10CMS may adversely affect the payout to you on the notes.

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Senior Fixed to Floating Rate Notes due 2033
Leveraged CMS Curve and 10CMS Linked Notes

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the notes against payment therefor in New York, New York on February 15, 2013, which will be the    scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $975 per note and will not be more than $1,000 per note

Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (“MSSB”) and their financial advisors, of up to $      per note depending on market conditions.  The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Acceleration Amount in Case of an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes shall be an amount in cash equal to the stated principal amount plus accrued and unpaid interest.

Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as debt for U.S. federal tax purposes. It is unclear, however, whether the notes should be treated as “contingent payment debt instruments” or “variable rate debt instruments” as that determination will depend upon, among other things, the facts at the time of issuance of the notes. The notes may be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally would be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally would be treated as ordinary income.  If the notes were priced on January 23, 2013, the “comparable yield” would be a rate of 4.58% per annum, compounded quarterly; however, if the notes are treated as contingent payment debt instruments, the comparable yield for the notes will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above. It is also possible that the notes may be treated as “variable rate debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation ― Tax Consequences to U.S. Holders ― Notes ― Floating Rate Notes.”

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called  “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying prospectus supplement.

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Senior Fixed to Floating Rate Notes due 2033
Leveraged CMS Curve and 10CMS Linked Notes

The discussion in the preceding paragraphs under “Tax Considerations,” when read in combination with the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Contact Information

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

January 2013	Page 13